UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Protea Biosciences Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	99-0370904
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

955 Hartman Run Road

Morgantown, West Virginia 26505

(304) 292-2226

(Address, including zip code, of registrant’s principal executive offices)

Agreement with Legal Counsel
(Full title of the plan)

Corporation Service Company

(866) 403-5272

(Telephone number, including area code, of agent for service)

COPIES TO:

David N. Feldman, Esq.

Richardson & Patel, LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, NY 10174

Phone: (212) 931-8700

Fax: (212) 997-4242

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock	87,348(2)	$0.55	$48,041	$6.19

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Represents the number of shares of common stock currently reserved for issuance pursuant to the Agreement with Legal Counsel.

(3) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the book value of the common stock as of April 10, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which were filed with the Commission, are hereby incorporated by reference into this registration statement:

(a)	The registrant’s Annual Report for the fiscal year ended December 31, 2013, filed by the registrant with the Commission on Form 10-K on March 31, 2014, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed, including all material incorporated by reference; and

(b)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10-SB filed with the Commission on August 3, 2005.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this prospectus. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The registrant undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written request of any such person to the registrant a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to Steven Turner, Protea Biosciences Group, Inc., 955 Hartman Run, Morgantown, West Virginia 26505 or call (304) 292-2226.

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Item 4.	Description of Securities.

We are authorized to issue 210,000,000 shares of stock, including 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The securities being registered on this registration statement are shares of our common stock. As of March 27, 2014, there were 65,467,735 issued and outstanding shares of common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Please review our certificate of incorporation, as amended, and bylaws, copies of which have been filed with the Commission, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

Item 5.	Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Richardson & Patel LLP and its attorneys may accept shares of the Registrant’s common stock in exchange for services rendered to the Registrant and, although the law firm and its attorneys are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them. As of the date of this registration statement, Richardson & Patel LLP and its attorneys own 50,000 shares of the Registrant’s common stock. The registrant has included for registration in this Form S-8 a total of 87,348 shares of common stock which will be issued to Richardson & Patel, LLP and certain of its attorneys for services rendered.

Item 6.	Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Charter Provisions and Other Arrangements

Our certificate of incorporation provides that no director for the corporation shall have personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

Exhibit	Description
4.1	Certificate of Incorporation(1)
4.2	Certificate of Amendment to Certificate of Incorporation(2)
4.3	Bylaws(1)
4.4	Agreement with Legal Counsel*
5	Opinion regarding legality*
23.1	Consent of Schneider Downs & Co., Inc.*
23.2	Consent of Malin, Bergquist & Company, LLP*
23.3	Consent of Richardson & Patel LLP (included in Exhibit 5)*

(1)	Previously filed with the Registrant’s Form 10-SB filed with the Commission on August 3, 2005 2013 and incorporated herein by this reference.
(2)	Previously filed with the Registrant’s Current Report on Form 8-K filed with the Commission on June 24, 2013 and incorporated herein by this reference.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Morgantown, West Virginia, on April 11, 2014.

PROTEA BIOSCIENCES GROUP, INC.

/s/ Stephen Turner
Stephen Turner
President and Director
Principal Executive Officer

/s/ Edward Hughes
Edward Hughes
Chief Financial Officer
Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Steven Turner, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.  The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on April 11, 2014:

/s/ Stephen Turner
Stephen Turner, Chief Executive Officer and Director	/s/ Leonard Harris Leonard Harris Director	/s/ Scott Segal Scott Segal Director

/s/ Edward Hughes	/s/ Stanley Hostler	/s/ C. Andrew Zulauf
Edward Hughes, Chief Financial Officer	Stanley Hostler Director	C. Andrew Zulauf Director

/s/ Steven Antoline	/s/ Roderick Jackson	/s/ Thijs Spoor
Steven Antoline	Roderick Jackson	Thijs Spoor
Director	Director	Director

	/s/ Ed Roberson	/s/ Josiah T. Austin
	Ed Roberson	Josiah T. Austin
	Director	Director

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INDEX TO EXHIBITS

Exhibit	Description

4.1	Certificate of Incorporation(1)
4.2	Certificate of Amendment to Certificate of Incorporation(2)
4.3	Bylaws(1)
4.4	Agreement with Legal Counsel*
5	Opinion regarding legality*
23.1	Consent of Schneider Downs & Co., Inc.*
23.2	Consent of Malin, Bergquist & Company, LLP*
23.3	Consent of Richardson & Patel LLP (included in Exhibit 5)*

(1)	Previously filed with the Registrant’s Form 10-SB filed with the Commission on August 3, 2005 2013 and incorporated herein by this reference.
(2)	Previously filed with the Registrant’s Current Report on Form 8-K filed with the Commission on June 24, 2013 and incorporated herein by this reference.

*	Filed herewith.

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